Exhibit 10.3
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
          This SECOND AMENDMENT (the “Amendment”) by and between DPS Holdings, Inc., f/k/a CBI Holdings Inc., (the “DPS”), and Larry Young (the “Executive”), effective as of August 11, 2009, is an amendment to that certain Employment Agreement by and between DPS and the Executive, dated as of October 15, 2007, as amended by the Amendment to Employment Agreement, effective as of February 11, 2009 (collectively, the “Employment Agreement”). Capitalized terms used herein but not defined shall have the meaning set forth in the Employment Agreement.
RECITALS
          DPS and the Executive have previously entered into the Employment Agreement to provide for terms and conditions of the Executive’s employment by DPS; and
          DPS and the Executive desire to modify the Employment Agreement to increase certain payments to the Executive in the event that the Executive’s employment is terminated Without Cause or for Good Reason.
          NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.	The first sentence of Section 6(c)(i) is deleted in its entirety and replaced with the following:
“Salary. DPS shall pay to Executive an amount equal to fifteen (15) months of Executive’s annual base salary.”
2.	The first sentence of Section 6(c)(ii) is deleted in its entirety and replaced with the following:
“AIP. DPS shall pay to Executive an amount equal to 1.25 times Executive’s Target AIP award, as defined in Section 1(a).”
3.	Section 6(c)(iii) is deleted in its entirety and replaced with the following:

“Continuation Payments. Subject to offset as provided in the last sentence of this Section 6(c)(iii), DPS shall pay Executive an amount equal to the aggregate of fifteen (15) months of Executive’s annual base salary plus 1.25 times Executive’s Target AIP, as defined in Section 1(a), in effect on the Date of Termination. Such amount will be paid ratably by DPS to Executive within the regular payroll cycles during the fifteen (15) month period following the Date of Termination, unless such amount exceeds an amount (“Unrestricted Amount”) equal to two times the lesser of (A) the Executive’s annual compensation based on the annual rate of pay from DPS for the calendar year preceding the calendar year of the Date of Termination (adjusted for any increase in such annual rate of pay during the calendar year of the Date of Termination that was expected to continue indefinitely if the Executive had not terminated employment) and (B) the maximum amount that can be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code. If the amount exceeds the Unrestricted Amount, then no more than the Unrestricted Amount may be paid in the six months following the Executive’s Date of Termination and the monthly pro rata payments shall be reduced to comply with this limitation. If the monthly payments are reduced to comply with such limitation, any amount not paid in the initial six months following the Date of Termination shall be paid in a lump sum six months and two days after the Date of Termination and thereafter the ratable payments shall continue through the remainder of the fifteen (15) month period following the Date of Termination. If Executive secures full time employment within such fifteen (15) month period, then commencing on the date of such new employment, the payments under this Section 6(c)(iii) shall be offset by the base salary Executive earns from such new employer and the target annual bonus or other cash bonus established for Executive by such new employer, in each case pro-rated to reflect the amount of such new base salary and bonus which is allocable to the remainder of such fifteen (15) month period.”
4.	The first sentence of Section 6(c)(iv) is deleted in its entirety and replaced with the following:
“DPS shall continue Executive’s participation in the medical, dental and vision plans of DPS (or shall provide equivalent benefits) for a period of fifteen (15) months following the Date of Termination at the same rates as an active employee or, if earlier, the commencement of equivalent benefits by Executive’s new employer; provided that if Executive shall die before the expiration of the period during which DPS would be required to continue Executive’s participation in such plans, the participation of Executive’s surviving spouse and family in such plans shall continue throughout such period at the same rates as an active employee to Executive’s surviving spouse and family.”
5.	Section 6(c)(vii) is deleted in its entirety and replaced with the following:
“Outplacement and Job Search Expenses. DPS will, at its expense, make available to Executive the services of an outplacement firm designated by

DPS. In addition, DPS will reimburse Executive for reasonable out-of-pocket job search expenses incurred by Executive for a period of up to fifteen (15) months following the Date of Termination, provided that such expenses shall not exceed $300 per month and shall be properly documented.”
     6. This Amendment shall not affect any terms or provisions of the Employment Agreement other than those amended hereby and is only intended to amend, alter or modify the Employment Agreement as expressly stated herein. Except as amended hereby, the Employment Agreement remains in effect, enforceable against each of the parties, and is hereby ratified and acknowledged by each of the parties. The Employment Agreement, as amended by this Amendment, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements, whether oral or written, among the parties with respect to the subject matter hereof. No amendment or modification of this Amendment shall be effective unless made in writing and duly executed by the parties.
          IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, DPS has caused these presents to be executed in its name on its behalf, on this 11th day of August, but effective as of the date written above.

DPS HOLDINGS, INC.

By:	/s/ James L. Baldwin, Jr.

Name:	James L. Baldwin, Jr.
Title:	Executive Vice President

EXECUTIVE

/s/ Larry Young

Larry Young

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